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                                                                      Exhibit 1
                                                                      ---------

                                                   FOR IMMEDIATE RELEASE:
                                                   JUNE 15, 1999
                                                   FOR FURTHER INFORMATION:
                                                   Mr. Arthur L. Asch
                                                   Mr. Michael A. Asch
                                                   (212) 750-7755

(New York, New York, June 15, 1999) REXX Environmental Corporation (American Stock Exchange: REX) announced that it has signed a definitive agreement to sell its wholly owned and sole operating subsidiary, Watkins Contracting, Inc. to Greg Watkins and Daren Barone for $1,300,000 in cash and 125,000 shares of REXX Environmental Corporation common stock. Messrs. Watkins and Barone sold Watkins Contracting, Inc. to REXX Environmental Corporation in October 1997. The Company plans to prepare a proxy statement, which will be filed with the Securities and Exchange Commission, for a shareholder vote to act on the Board's recommendation to approve this transaction. Based on preliminary estimates, if the shareholders approve the transaction, on its closing the Company will record a loss on the sale of Watkins Contracting, Inc. of approximately $2,500,000 which represents the difference between the price that it will receive and the combined value of the investment and goodwill that is recorded on REXX Environmental Corporation's books. This preliminary estimate is subject to further review and valuations at the time the transaction closes.

Watkins Contracting, Inc. has signed an amendment to its secured lending agreement with its bank which adjusts the financial covenants and increases the interest rate to 2% over the prime rate. The bank has verbally notified the Company that additional borrowing above the current level is subject to receipt and review by the bank of the definitive agreement to sell Watkins Contracting, Inc. to Messrs. Watkins and Barone.

The Company previously announced that it reached a preliminary understanding to acquire a company which will operate a health, fitness, and nutritional products and services discount card membership program and several health, fitness, and nutrition related e-commerce sites. That company has recently been undergoing various changes in its business plan, personnel, corporate structure and financing. While the Company has continued its discussions and negotiations with this entity, final decisions relating to structure, pricing and documentation have gone slower than anticipated. As a result, REXX Environmental Corporation's management has had discussions with other entities regarding business combinations.



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There is no assurance that the sale Of Watkins Contracting, Inc. as described above will be completed or that REXX Environmental Corporation will consummate a business combination with another entity.

The statements contained in this release may contain forward looking statements relating to such matters as amendments with its bank, the sale of Watkins Contracting, Inc., the amount of the loss to the Company on the sale, the acquisition of another business, shareholder approval, and similar matters. The Private Securities Reform Act of 1995 provides a safe harbor for forward looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements, such as intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins, the unavailability or reduction of its credit line, the impact of a potential sale on its operating business, the possibility that a sale of the operating business will not take place, and the possibility that a business combination with another entity will not take place or additional factors as described in prior filings.









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